      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         AMERICAN GREETINGS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       OHIO                                             34-0065325
           ---------------------------                             -------------------
         (STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                  ONE AMERICAN ROAD, OHIO 44144 (216) 252-7300
           ----------------------------------------------------------
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JON GROETZINGER, JR.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         AMERICAN GREETINGS CORPORATION
                               ONE AMERICAN ROAD
                             CLEVELAND, OHIO 44144
                                 (216) 252-7300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                STANLEY E. EVERETT                                    EARL D. WEINER

                BROUSE & MCDOWELL                                  SULLIVAN & CROMWELL
             500 FIRST NATIONAL TOWER                                125 BROAD STREET
                AKRON, OHIO 44114                                NEW YORK, NEW YORK 10004
                  (330) 535-5711                                      (212) 558-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement and after compliance with applicable state and federal laws.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                                           PROPOSED
                                                                PROPOSED MAXIMUM           MAXIMUM
        TITLE OF SECURITY                 AMOUNT TO BE          AGGREGATE PRICE           AGGREGATE              AMOUNT OF
         TO BE REGISTERED                  REGISTERED             PER UNIT(1)         OFFERING PRICE(1)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities...................        $600,000,000                100%               $600,000,000             $177,000
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MAY 20, 1998

                                  $600,000,000

                         AMERICAN GREETINGS CORPORATION

                                DEBT SECURITIES

                               ------------------

     American Greetings Corporation (the "Company") may from time to time offer Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") in one or more series at an aggregate initial offering price not to exceed $600,000,000 or its equivalent in any other currency or composite currency. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such series of Debt Securities.

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., or may be a group of underwriters represented by firms including Goldman, Sachs & Co. Goldman, Sachs & Co. may also act as agents. See "Plan of Distribution". The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

               The date of this Prospectus is             , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Debt Securities, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information filed by the Company also are available for inspection and copying at the Commission's Regional Offices located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at Seven World Trade Center, 13th Floor, New York, New York 10048-1102. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, copies of such material and other information about the Company are available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates the following documents in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998; and (b) the Company's Form 8-A Registration Statement filed with the Commission on February 6, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Jon Groetzinger, Jr., Senior Vice President, General Counsel and Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio 44144; telephone (216) 252-7300.

                                  THE COMPANY

     American Greetings Corporation (the "Company"), through its divisions and subsidiaries, is primarily engaged in the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products (gift wrap, party goods, candles, balloons, stationery and related items). The Company's products are sold primarily through a global network of approximately 100,000 retail outlets worldwide. In addition, the Company licenses its designs to various foreign licensees, so that in total, the Company's products and designs are available in more than 84 nations around the world. Sales to the Company's five largest customers accounted for approximately 32.6% of net sales in its most recently completed fiscal year. Sales to retail customers are made through approximately 22 sales offices in the United States, Canada, United Kingdom, Australia, New Zealand, France, Mexico and South Africa. During fiscal year 1998, the Company's major channel of distribution continued to be mass retail (comprising mass merchandisers, chain drug stores and supermarkets), in which it is the social expression industry leader. Other channels of distribution include card and gift shops, combo stores (stores combining food, general merchandise and drug items), military post exchanges, variety stores and department stores.

     The greeting card and gift wrap industry is intensely competitive. Competitive factors include quality, design, customer service and terms, which may include payments and other concessions to retail customers under long-term agreements. The Company estimates there are 500 companies in the industry. The Company's principal competitors are Hallmark Cards, Incorporated and Gibson Greetings, Inc. Based upon its general familiarity with the greeting card and gift wrap industry and limited information as to its competitors, the Company believes that it is the second largest company in the industry and the largest publicly owned company in the industry.

     Production of the Company's products is generally on a level basis throughout the year. Everyday inventories remain relatively constant throughout the year, while seasonal inventories peak in advance of each major holiday season, including Christmas, Valentine's Day, Easter, Mother's Day, Father's Day and Graduation. Also characteristic of the business, accounts receivable for seasonal merchandise are carried for relatively long periods since products are normally shipped three to five months prior to a holiday. Payments for seasonal shipments are generally received during the month in which the major holiday occurs, or shortly thereafter. Extended payment terms may also be offered in response to competitive situations with individual customers. The Company and many of its competitors sell seasonal greeting cards with the right of return.

     The Company was incorporated under the laws of the State of Ohio in 1944. The principal executive offices of the Company are located at One American Road, Cleveland, Ohio 44114; its telephone number is (216) 252-7300.

                                USE OF PROCEEDS

     Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the Company's general corporate funds and may be used to repay short-term debt, fund share repurchases, finance acquisitions and invest in subsidiaries. Prior to such application, all or a portion of the net proceeds may be invested in short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown.

                                                               YEAR ENDED FEBRUARY 28 OR 29,
                                                              --------------------------------
                                                              1994   1995   1996   1997   1998
                                                              ----   ----   ----   ----   ----
Ratio of earnings to fixed charges..........................  7.45   8.18   6.04   7.16   9.74

     The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings plus fixed charges. For purposes of determining this ratio, earnings have been calculated by adding income before income taxes and the cumulative effect of accounting changes to the undistributed income or loss of affiliates that are not wholly-owned and which are accounted for on an equity basis. Fixed charges consist of interest expense and the estimated interest component of rent expense.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued under an Indenture (the "Indenture") between the Company and NBD Bank, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

     The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular Debt Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

GENERAL

     The Indenture will provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indenture, including those as to maturity, principal and interest, as the Company may determine. The Debt Securities will be unsecured obligations of the Company and, unless otherwise provided in the Prospectus Supplement, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: 1) the title of such Debt Securities;
2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; 3) the date or dates on which the principal of any of such Debt Securities will be payable; 4) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; 5) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable;
6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; 7) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; 8) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; 9) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; 10) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); 11) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made payable, the periods within which and the terms and conditions upon which such election is to be made and amount so payable (or the manner in which such amount is to be determined); 12) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; 13) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount of which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); 14) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the indenture described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance--Covenant Defeasance", or under both such captions; 15) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositories for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer--Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered; and any transfer of such Global Security in whole or in part may be registered, in the name of Persons other than the Depositary for such Global Security; or its nominee; 16) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any such Debt Securities due and payable; 17) any addition to or change in the covenants in the Indenture described under "Certain Restrictive Covenants" applicable to any of such Debt Securities; and 18) any other term of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

     Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

     The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration or transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

     If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part. (Section
305)

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

     Notwithstanding any provision of the Indenture or any Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining supervising or reviewing any records relating to such beneficial interests.

     Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

     All monies paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Security thereafter may look only to the Company for payment thereof. (Section 1003)

CERTAIN RESTRICTIONS

  Limitations on Secured Debt

     The Company will not, and will not permit any Restricted Subsidiary to, incur or guarantee any debt secured by a Mortgage on any of the assets of the Company or any Restricted Subsidiary, without making effective provision for securing the Debt Securities (and, if the Company so elects, any indebtedness ranking equally with the Debt Securities) equally and ratably with or prior to such Secured Debt. These covenants will not apply to debt secured by (a) Mortgages on property existing at the time acquired or on property of any corporation existing at the time it becomes a Subsidiary, (b) purchase money Mortgages, (c) Mortgages on property in favor of the United States or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages, (d) Mortgages securing indebtedness owing to the Company or a Wholly-owned Restricted Subsidiary, (e) Mortgages in connection with an issuance of revenue bonds the interest on which is exempt from federal income tax pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended, or
(f) extensions, renewals or replacements of any of the foregoing. Notwithstanding these covenants, the Company and its Restricted Subsidiaries may incur or guarantee any Secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the sum of (i) the aggregate amount of Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions), (ii) the aggregate value of Sale and Leaseback Transactions (as defined) at such time (exclusive of any Sale and Leaseback Transactions described in (b), (c) and (d) under "Limitations on Sale and Leasebacks" below) and (iii) the aggregate principal amount of all unsecured Funded Debt of Restricted Subsidiaries (exclusive of any such unsecured Funded Debt owed to the Company or a Wholly-owned Restricted Subsidiary or any such unsecured Funded Debt existing at the time such Restricted Subsidiary first became a Restricted Subsidiary) then outstanding does not exceed 5% of Consolidated Net Tangible Assets. (Section 1008)

  Limitations on Sale and Leasebacks

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any lender or investor providing for the leasing to the Company or a Restricted Subsidiary of any real property (except for certain leases for a temporary period of not more than three years) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary more than 120 days after the date of acquisition thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property (a "Sale and Leaseback Transaction"), except if (a) the Company or such Restricted Subsidiary could create Secured Debt pursuant to the provisions described under "Limitations on Secured Debt" above, without equally and ratably securing the Debt Securities of any series, in an amount equal to the value of such Sale and Leaseback Transaction, (b) an amount equal to the proceeds of sale or the fair value of the property so leased (whichever is higher) is applied to the retirement of Funded Debt of the Company (with provision for a credit in certain cases for Debt Securities otherwise acquired or retired), (c) such Sale and Leaseback Transaction is in connection with an issuance of revenue bonds, the interest on which is exempt from federal income tax pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended, or (d) the Company applies the net proceeds from the sale of the property so leased to the purchase of properties, facilities or equipment to be used for operating purposes. (Section 1009)

  Limitations on Unsecured Funded Debt of Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary to incur or guarantee any unsecured Funded Debt, except unsecured Funded Debt (a) owed to the Company or any Wholly-owned Restricted Subsidiary, (b) existing at the time such Restricted Subsidiary first became a Restricted Subsidiary, (c) which was unsecured Funded Debt of any corporation existing at the time of merger or consolidation with a Restricted Subsidiary, or (d) incurred for the purpose of renewing or refunding unsecured Funded Debt permitted under clauses (b) and (c). Notwithstanding the foregoing, a Restricted Subsidiary may incur or guarantee unsecured Funded Debt if the Company or such Restricted Subsidiary could create Secured Debt pursuant to the provisions described under "Limitations on Secured Debt" above in an amount equal to such unsecured Funded Debt, without equally and ratably securing the Debt Securities of any series. (Section 1010)

CERTAIN DEFINITIONS

     "Consolidated Net Tangible Assets" is defined as (a) the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries after deducting therefrom (i) all current liabilities (excluding any portion which is renewable or extendable at the option of the obligor to a time more than 12 months after the date of computation) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries, less (b) the amount which would be so included on such consolidated balance sheet for Investments (less applicable reserves) in Unrestricted Subsidiaries.

     "Funded Debt" is defined as (i) all indebtedness which matures, or which is renewable or extendible at the option of the obligor to a time, more than 12 months after the time of computation and all guarantees thereof, and (ii) all Preferred Stock of any Subsidiary. Indebtedness will not include obligations under leases, or guarantees thereof, whether or not shown on a balance sheet as liability items. The Company or any Restricted Subsidiary will be deemed to have assumed Funded Debt secured by any Mortgage upon its property or assets whether or not it has actually done so.

     "Unrestricted Subsidiary" is defined to include foreign Subsidiaries or Subsidiaries in territories or possessions of the United States or leasing, real estate or financing Subsidiaries. All other Subsidiaries will be Restricted Subsidiaries. In addition, Unrestricted Subsidiaries may become Restricted Subsidiaries by designation of the Board of Directors; however, any such designation may be terminated thereafter by the Board of Directors if, but only if, immediately thereafter the Company could create additional Secured Debt pursuant to the provisions described above under "Certain Restrictions--Limitations on Secured Debt" without equally and ratably securing the Debt Securities. (Section 101)

MERGER AND CONSOLIDATION

     The Indenture will provide that the Company may consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or may permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that in any such case (i) the successor corporation shall be a domestic corporation and such corporation shall assume by a supplemental indenture the Company's obligations under the Indenture, (ii) immediately after giving effect to such transaction, no default shall have occurred and be continuing and (iii) if, as a result of such transaction, properties or assets of the Company would become subject to a Mortgage that would be prohibited pursuant to the provisions described under "Certain Restrictions--Limitations on Secured Debt" above, the Company or its successor will secure the Debt Securities equally and ratably with (or prior to) all Indebtedness secured thereby. Upon compliance with these provisions by a successor to the Company, the Company, (except in the case of a lease) is relieved of its obligations under the Indenture and the Debt Securities of any series. (Sections 801 and 802)

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given the Trustee, or the Holders of at least 10% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; (e) acceleration of the maturity of any indebtedness for money borrowed by the Company in excess of $20 million, if such acceleration has not been rescinded or annulled, within 10 days after written notice has been given by the Trustee, or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture, and (f) certain events in bankruptcy, insolvency or reorganization. (Section 501)

     If an Event of Default (other than an Event of Default described in clause
(f) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such

Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee and
(iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Security on or after the applicable due date specified in such Debt Security. (Section 508)

     The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, (b) reduce the principal amount of, or any premium or interest on, any Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (h) modify such provisions with respect to modification and waiver. (Section 902)

     Holders of 66 2/3% in principal amount of the Outstanding Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1011) The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default under the Indenture except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

     The Indenture will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series of the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301)

  Defeasance and Discharge

     The Indenture will provide that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit defeasance and discharge were not to occur. (Sections 1302 and 1304)

  Defeasance of Certain Covenants

     The Indenture will provide that, unless such provision is made inapplicable to the Debt Securities of any series pursuant to Section 301 of the Indenture which will be indicated in the Prospectus Supplement applicable thereto, the Company may omit to comply with certain restrictive covenants, including those described under "Certain Restrictions" above and certain restrictions described under "Consolidation, Merger and Sale of Assets" above and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercises this option with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304)

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Trustee and its affiliates provide credit to the Company and its subsidiaries from time to time. The largest amount of indebtedness allowed, but not fully utilized, to the Company and its subsidiaries from the Trustee and its affiliates at any time during 1997 was $238,810,000. Additionally, affiliates of the Trustee provide other banking services to the Company and its subsidiaries, including cash management, letters of credit, foreign exchange, loans, and trade letters of credit. The Company anticipates that it and its subsidiaries will continue to conduct banking transactions with, and utilize other banking services of, the Trustee and affiliates of the Trustee in the normal course of their business.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters and may also sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co. or a group of underwriters represented by firms including one or more of Goldman, Sachs & Co. Goldman, Sachs & Co. may also act as agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sales of Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Goldman, Sachs & Co. has acted as financial advisor to the Company and has performed services in connection with the underwriting and sale of securities on behalf of the Company for which it has received fees. The Company anticipates that Goldman, Sachs & Co. will provide similar services in the future.

                          VALIDITY OF DEBT SECURITIES

     Unless otherwise specified in a Prospectus Supplement, the validity of the Debt Securities will be passed upon for the Company by Brouse & McDowell, Akron, Ohio, and, if sold to or through underwriters, by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for its fiscal year ended February 28, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by the Registrant in connection with the issuance and distribution of the Debt Securities, other than underwriting discounts and commissions. All the amounts shown are estimates, except for the Commission registration fee which is the actual amount paid in connection with the registration of the $600,000,000 principal amount of Debt Securities being registered under this Registration Statement.

Securities and Exchange Commission registration fee.........  $177,000
Blue Sky fees and expenses..................................     *
Accounting fees and expenses................................     *
Printing fees and expenses..................................     *
Legal fees and expenses.....................................     *
Trustee fees and expenses...................................     *
Miscellaneous...............................................     *
                                                              --------
  Total.....................................................  $  *
                                                              ========

---------------
* To be completed by Amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13(E) of the Ohio Revised Code authorizes the indemnification of officers and directors in defense of any civil, criminal, administrative or investigative proceeding. Article IV of the Regulations of the Company provides for indemnification in terms consistent with the statutory authority, and the Company maintains insurance covering certain liabilities of the directors and the elected and appointed officers of the Company and its subsidiaries, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

     See the Exhibit Index at page E-1 of this Registration Statement.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Security Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cleveland and State of Ohio, as of the 20th day of May, 1998.

                                            AMERICAN GREETINGS CORPORATION

                                            By: /s/ DALE A. CABLE

                                              ----------------------------------
                                              Dale A. Cable
                                              Vice President,
                                              Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 1998.

                 SIGNATURE                                            TITLE
                 ---------                                            -----

/s/ IRVING I. STONE                                Founder-Chairman; Chairman of the Executive
--------------------------------------------       Committee; Director
Irving I. Stone

/s/ MORRY WEISS                                    Chairman of the Board; Chief Executive
--------------------------------------------       Officer; Director
Morry Weiss

/s/ EDWARD FRUCHTENBAUM*                           President; Chief Operating Officer; Director
--------------------------------------------
Edward Fruchtenbaum

/s/ SCOTT S. COWEN*                                Director
--------------------------------------------
Scott S. Cowen

/s/ HERBERT H. JACOBS*                             Director
--------------------------------------------
Herbert H. Jacobs

/s/ ALBERT B. RATNER                               Director
--------------------------------------------
Albert B. Ratner

/s/ HARRY H. STONE                                 Director
--------------------------------------------
Harry H. Stone

                                                   Director
--------------------------------------------
Jeanette S. Wagner

/s/ MILTON A. WOLF                                 Director
--------------------------------------------
Milton A. Wolf

/s/ WILLIAM S. MEYER                               Senior Vice President; Chief Financial
--------------------------------------------       Officer (principal financial officer)
William S. Meyer

/s/ PATRICIA L. RIPPLE                             Vice President; Corporate Controller
--------------------------------------------       (principal accounting officer)
Patricia L. Ripple

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement on behalf of each of the Officers and Directors of American Greetings Corporation indicated by an "*" above, pursuant to Powers of Attorney executed by each such Officer or Director and filed with the Securities and Exchange Commission as an exhibit to this Registration Statement.

/s/ JON GROETZINGER, JR.
------------------------------------
Jon Groetzinger, Jr., Esq.
Attorney-in-fact

May 20, 1998

                         AMERICAN GREETINGS CORPORATION

                                 EXHIBIT INDEX

DOCUMENT
 NUMBER                          DOCUMENT NAME
--------                         -------------
   1.1    Form of Underwriting Agreement*
   4.1    Form of Trust Indenture by and between the Company and NBD
          Bank*
   4.2    Form of Debt Securities (included in Exhibit 4.1)*
   5.1    Opinion of Brouse & McDowell as to the validity of the Debt
          Services*
  12.1    Computation of Ratio of Earnings to Fixed Charges
  23.1    Consent of Independent Auditors
  23.2    Consent of Brouse & McDowell (included in Exhibit 5.1)
  24.1    Power of Attorney*
  25.1    Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of 1939 of NBD Bank

---------------
*To be filed by Amendment